ECONOPHONE, INC.




                                  F O R M   8 - K


                                   CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): February 17, 1999

                              DESTIA COMMUNICATIONS, INC.
                              (Formerly Econophone, Inc.)
            (Exact name of each registrant as specified in its charter)

                                     Delaware
                   (State or other jurisdiction of incorporation)

      33-33117                                     11-3132722
(Commission File Number)                (IRS Employer Identification No.)

                                 95 Rte. 17 South
                                 Paramus, NJ 07652
                (Address of principal executive offices and zip code)

          Registrant's telephone number, including area code: (201) 226-4500

Item 5. Other Events.

     On February 17, 1999, Destia Communications, Inc. (the "Company") filed an amendment to a registration statement on Form S-1 (the "Registration Statement"), initially filed with the Securities and Exchange Commission on January 29, 1999, for an initial public offering of its common stock.

     Included below are (i) the year-end "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Registration Statement, (ii) the Consolidated Financial Statements as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 and the related footnotes thereto (the "Consolidated Financial Statements") contained in the Registration Statement, and (iii) the Financial Statement Schedule, Schedule II, Schedule of Valuation and Qualifying Accounts (included at page S-1). As originally filed the Registration Statement contained financial information through September 30, 1998. The inclusion of such information herein is for disclosure purposes only and does not constitute an offer to sell or a solicitation of an offer to purchase shares of the Company's common stock or any other securities of the Company.

     Some of the statements contained in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section may constitute statements of future expectations and other forward-looking statements pursuant to Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in those statements, including:

     -  the rate of expansion of the Company's network and/or customer base;

     - inaccuracies in the Company's forecasts of telecommunications traffic or customers;

     -  loss of a customer which provides the Company with significant revenues;

     -  concentration of credit risk;

     -  highly competitive market conditions;

     - changes in or developments under laws, regulations, licensing requirements or telecommunications standards;

     -  changes in the availability of transmission facilities;

     -  currency fluctuations;

     -  changes in retail or wholesale telecommunications rates;

     -  changes in international settlement rates;

     - loss of the services of key officers, such as Alfred West, the Chairman and Chief Executive Officer, or Alan L. Levy, the President and Chief Operating Officer; and

     -  general economic conditions.

     The foregoing important factors should not be construed as exhaustive. The Company undertakes no obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    The Company is a rapidly growing, facilities-based provider of domestic and international long distance telecommunications services in North America and Europe. Its extensive international telecommunications network allows it to provide services primarily to retail customers in many of the largest metropolitan markets in the United States, Canada, the United Kingdom, Belgium, France, Germany and Switzerland.

    The Company provides its customers with a variety of retail telecommunications services, including international and domestic long distance, calling card and prepaid services, and wholesale transmission services. The Company's approximately 350,000 customer accounts are diverse and include residential customers, commercial customers, ethnic groups and telecommunications carriers. In each of the Company's geographic markets, it utilizes a multichannel distribution strategy to market its services to its target customer groups.

    REVENUES

    The Company's revenues are primarily based on usage and are derived from (1) the number of minutes of telecommunications traffic carried and, (2) generally, a fixed per minute rate. The following table shows the total revenue and billable minutes of use attributable to the Company's operations by region for 1996, 1997 and 1998. Over time, the Company expects its European markets to contribute a larger percentage of its revenues.

                                                                                    YEARS ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)
REVENUE
North America................................................................  $   18,185  $   48,899  $  116,645
United Kingdom...............................................................      15,477      18,363      55,991
Continental Europe...........................................................      11,441      15,741      21,101
                                                                               ----------  ----------  ----------
    Total....................................................................  $   45,103  $   83,003  $  193,737
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

BILLABLE MINUTES OF USE
North America................................................................      68,247     244,095     549,654
United Kingdom...............................................................      27,968      68,810     288,892
Continental Europe...........................................................       8,351      17,239      45,085
                                                                               ----------  ----------  ----------
    Total....................................................................     104,566     330,144     883,631
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The Company generally prices its services at a discount to the dominant carrier (or carriers) (the "PTTs") in each of its markets. The Company has experienced and expects to continue to experience declining revenue per minute in all of its markets, particularly European markets, as a result of increased competition. However, the Company believes such declines in revenue per minute will be offset in part by an increased demand for long distance services and declining costs of transmission. Historically, transmission costs in the telecommunications industry have declined at a more rapid rate than prices due to technological innovation and the availability of substantial transmission capacity. There can be no assurance that this cost trend will continue.

    The Company's revenues are recorded upon completion of calls. For prepaid services, the Company's revenues are reported net of selling discounts and commissions and are recorded based upon usage rather than at the time of initial sale.

    Revenues also include amounts billed to customers which are, in turn, remitted to third parties, including universal service fund fees, fixed rate access charges paid to local exchange carriers ("LECs") and payphone owner compensation fees. These charges are expensed in cost of services in amounts similar to corresponding amounts billed to customers and included in revenue.

    COST OF SERVICES

    The major components of the Company's cost of services are the cost of origination, transmission and termination of traffic. Virtually all calls carried by Destia must be originated or terminated on another carrier's local facilities, for which the Company pays a per minute charge. These charges are known as "access" or "termination" charges. In countries where the Company has interconnection, it is able to originate and terminate calls more cost-effectively, either pursuant to fixed price contractual arrangements with PTTs or LECs or pursuant to a tariff.

    The Company's transmission cost of services consists of expenses related to leased lines and switched minutes. The Company typically acquires leased lines on a fixed cost basis, which involve monthly payments regardless of usage levels. Leased lines are used for specific point-to-point routes and have a shorter duration than long-term capacity leases ("IRUs"). Because the cost of leased lines is typically a fixed monthly payment, transmitting an increased portion of the Company's calls over leased lines reduces its incremental transmission costs. Accordingly, once certain traffic volume levels are reached, leased line capacity is more cost effective than capacity acquired on a variable cost basis, such as switched minutes.

    To transmit calls to locations not covered by its network, the Company acquires switched minutes from other carriers. Switched minutes are acquired on a per minute basis (with volume discounts) and, accordingly, are a variable cost. The cost of switched minutes also includes termination charges. As the Company's minutes of traffic carried have grown, the Company has obtained better pricing on switched minute transmission capacity. In general, the Company expects its marginal cost of services will decline over time due to greater usage of owned transmission capacity, technological innovation, increased leverage with suppliers and the increasing availability of substantial third-party transmission capacity.

    A substantial and increasing portion of the Company's calls are also transmitted over its IRUs. The cost of IRUs is expensed in depreciation and amortization and is, therefore, not accounted for as part of cost of services.

    Cost of services also includes amounts billed to customers which are, in turn, remitted to third parties. See "--Revenues."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES ("SG&A")

    To date, the Company has sold its services primarily through independent sales channels. Selling expenses have, therefore, primarily consisted of commissions paid to agents. To a lesser extent, selling expenses have also included advertising and promotion costs, sales by the Company's internal sales force and expenses related to its customer service department. Since completing the acquisition of VoiceNet Corporation ("VoiceNet") during the first quarter of 1998, the Company's commissions paid to and retained by VoiceNet (i.e., commissions not subsequently paid by VoiceNet to its independent sales agents) have been eliminated.

    The Company is continuing to increase its internal sales force and this expansion will significantly increase the selling expenses associated with operating and staffing sales offices. In addition, as the

Company expands its customer base in new and existing markets, it intends to increase its advertising expenses. The Company expects all of these costs to eventually decline as a percentage of its revenues. General and administrative expenses have increased primarily as a result of the Company's expansion of its customer service, billing, financial reporting and other management information systems. These expenses have also increased as a result of implementing more extensive network management systems and organizational expenses related to entering additional markets.

    DEPRECIATION AND AMORTIZATION EXPENSE

    The Company's depreciation and amortization expense is primarily related to depreciation on the Company's IRUs and switching equipment, amortization of costs associated with the issuance of the $155.0 million principal amount of 13-1/2% Senior Notes due 2007 (the "1997 Notes") and
$300.0 million principal amount of 11% Senior Discount Notes due 2008 (the "1998 Notes") and amortization of goodwill from the purchases of VoiceNet and the minority interest in its subsidiary, Telco Global Communications ("Telco").

    As the Company expands its network, it will continue to add new switching equipment and acquire additional IRUs, both of which will increase the Company's depreciation expense. IRUs involve only fixed costs, with no per minute charges, and are a more cost-effective means of transmitting traffic once certain volume levels are reached. The Company recently acquired a 20-year IRU from Frontier Communications of the West, Inc. which provides Destia with fiber optic transmission capacity in the United States. The Company also intends to acquire additional IRUs, particularly in Europe. To the extent the Company's increased use of IRUs reduces its utilization of leased lines and switched minutes, the increase in depreciation expense of the IRUs will be offset by a decrease in the cost of services of leased lines and switched minutes. As a result, although the Company's gross margins are expected to improve, the Company's net income (loss) will not necessarily improve to the same extent.

    INTEREST EXPENSE

    Prior to July 1, 1997, interest expense principally consisted of interest payable in connection with equipment financing loans and short-term indebtedness. The 1997 Notes and 1998 Notes currently constitute most of the Company's interest expense. Annual interest expense for the 1997 Notes and 1998 Notes will aggregate $43.3 million in 1999. The 1998 Notes were issued at a discount and accrete to their aggregate principal amount at maturity on February 15, 2003. Until that date, interest expense on the 1998 Notes will increase in each period. Thereafter, interest on the 1998 Notes will accrue and be required to be paid in cash semi-annually.

RESULTS OF OPERATIONS

    The following table presents certain data concerning Destia's results of operations for 1996, 1997 and 1998.

                                                                                     YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                   1996        1997        1998
                                                                                 ---------  ----------  ----------

                                                                                          (IN THOUSANDS)
Revenues.......................................................................  $  45,103  $   83,003  $  193,737
Cost of services...............................................................     35,369      63,707     140,548
Selling, general and administrative expenses...................................     16,834      37,898      80,092
Depreciation and amortization..................................................      1,049       3,615      11,866
Net income (loss)..............................................................     (8,312)    (30,128)    (68,944)

    1998 COMPARED TO 1997

    REVENUES. Total revenues for 1998 increased by 133% to $193.7 million from $83.0 million for 1997. Billable minutes of use increased 168% to 883.6 million in 1998 from 330.1 million in 1997. The increases in revenues and billable minutes were primarily attributable to strong customer growth in both the U.S.

and U.K. markets. Revenues for all services increased substantially from 1997 to 1998. The increase in revenues resulting from the growth in billable minutes was partially offset by per-minute price reductions caused by increased competition, most significantly in the U.K. and continental European markets. This competition was a primary factor in the decrease in average revenue per minute from $.25 per minute during 1997 to $.22 per minute in 1998.

    In North America, revenues grew by 139% to $116.6 million from $48.9 million. This increase was due principally to prepaid and calling card revenues. The remainder of the increase resulted from increases in long distance revenues. Average North American revenue per minute increased to $.21 per minute during 1998 from $.20 per minute during 1997. This increase was due principally to the substantial growth of prepaid card sales, which typically carry a higher per minute rate than long distance service, offset in part by rate decreases for long distance services.

    In the United Kingdom, revenues increased 205% to $56.0 million in 1998 from $18.4 million in 1997, while the average revenue per minute decreased from $.27 per minute during 1997 to $.19 per minute during 1998. This reduction was due principally to increased price competition.

    In continental Europe, revenues increased by 34% to $21.1 million from $15.7 million. A portion of this revenue growth was attributable to a full year of revenue reported for certain country operations that commenced during 1997. Average continental European revenue per minute decreased from $.91 per minute during 1997 to $.47 per minute during 1998, as a result of increased competition brought about by deregulation of the Company's continental European markets.

    GROSS MARGIN. The Company's gross margin for 1998 increased to 27.5% from 23.2% for 1997. This increase was attributable to (1) expansion of the Destia Network (which shifted some expenses from cost of services to depreciation expense), (2) migration of additional switched traffic onto the Destia Network,
(3) "least-cost" routing, (4) leveraging the Company's traffic volumes to negotiate lower usage-based costs from domestic and foreign providers of transmission capacity and (5) the Company's ability to obtain more cost effective interconnect agreements. An improvement in gross margin does not necessarily result in an equal improvement in net income (loss). See "--Overview--Cost of Services."

    SG&A. SG&A increased to $80.1 million for 1998 from $37.9 million for 1997, and, as a percentage of revenues was 41% for 1998 and 46% for 1997. The decrease in SG&A as a percentage of revenue during 1998 was primarily attributable to the significant increase in revenues. The increase of $42.2 million in SG&A from 1997 was attributable to the expansion of the sales, operations and back office infrastructure to support the significant retail sales growth the Company experienced in 1998. During 1998 the Company expanded its management team and significantly increased staffing levels in its customer service, network management, management information systems and finance organizations. In addition, substantial expenses were incurred in connection with entering new markets and further developing existing marketing and sales channels. The Company recorded bad debt expense of $7.4 million, or 3.8% of revenue, for 1998, compared to bad debt expense of $3.9 million, or 4.7% of revenue, for 1997. This decline in bad debt expense as a percent of revenue was primarily the result of improved credit and collection procedures and controls.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $11.9 million for 1998 from $3.6 million for 1997. This increase was substantially due to the continuing build-out of the Company's network in the United States, the United Kingdom and continental Europe, amortization of costs associated with the Company's issuance of the 1997 Notes and the 1998 Notes and amortization of goodwill from the purchases of VoiceNet and the minority interest in Telco.

    INTEREST EXPENSE AND INTEREST INCOME. Interest expense increased to $41.0 million in 1998 from $11.4 million in 1997. This increase was attributable to the issuance of the 1997 Notes and the 1998 Notes. Interest income increased to $11.5 million in 1998 from $3.7 million in 1997. This increase was primarily due to interest income earned on the investment of the net proceeds received from the 1998 Notes.

    NET LOSS. The Company reported a net loss of $68.9 million for 1998, compared to a net loss of $30.1 million for 1997. The increase in net loss is primarily due to the higher level of SG&A expenses and higher interest expense. Net loss is expected to increase substantially over the near term, primarily due to interest expense incurred on the 1998 Notes and the 1997 Notes.

    1997 COMPARED TO 1996

    REVENUES.  Total revenues for 1997 increased by 84% to $83.0 million on
330.1 million billable minutes of use from $45.1 million on 104.6 million billable minutes of use for 1996. Billable minutes of use increased by 216% for 1997 from 1996. Growth in revenues during 1997 primarily was attributable to additional minutes of use, particularly in the United States, offset in part by a substantial decline in prices, as a result of increased competition. This competition was a primary factor for the average revenue per minute decrease from $.43 during 1996 to $.25 during 1997. An additional factor in the decrease in revenues per minute was a larger portion of national, as opposed to international, minutes of use. The increase in revenues was primarily attributable to sales by VoiceNet of $23.6 million for 1997, compared to $1.9 million for 1996.

    In the United Kingdom, revenues increased by 19% to $18.4 million from $15.5 million, primarily due to sales by Telco, which increased, to $10.6 million in 1997 from $1.3 million in 1996. Increases in U.K. revenue were partially offset by the termination of the Company's business relationship with Europhone International ("EI"), which accounted for $14.2 million in revenues in 1996. During the fourth quarter of 1996, the Company began marketing efforts in the U.K. through Telco. During 1997, U.K. revenues consisted principally of $10.6 million from international and domestic long distance and prepaid card services attributable to Telco, as well as $7.2 million from carrier services sold through America Telemedia Limited, a wholly-owned subsidiary of the Company. Average U.K. revenue per minute decreased from $.55 per minute during 1996 to $.27 per minute during 1997. This reduction was due principally to sales of a larger percentage of domestic long distance minutes, which are sold at lower rates than international minutes, and to increased price competition.

    In continental Europe, revenues increased by 38% to $15.7 million from $11.4 million. This increase was attributable to an increase in prepaid card services, primarily in France and Germany. Average continental European revenue per minute decreased from $1.37 per minute during 1996 to $.91 per minute during 1997. This decrease was due to lower rates in France and Germany.

    In North America, revenues grew by 169% to $48.9 million from $18.2 million. This increase was due principally to calling card revenues attributable to sales by VoiceNet, which were $23.6 million during 1997, compared to $1.9 million during 1996. VoiceNet began reselling the Company's calling card services to end-users during the second quarter of 1996. The remainder of the increase resulted from increases in sales of carrier services, and, to a lesser extent, international and domestic long distance and prepaid card services. Average U.S. revenue per minute decreased to $.20 per minute during 1997 from $.27 per minute during 1996. This reduction was due principally to sales of a larger percentage of domestic long distance minutes, which are sold at lower rates than international minutes, and to increased price competition.

    During 1997, the Company experienced an average customer turnover or "churn" rate of approximately 5% relating to U.S., U.K. and continental European "1+", "1xxx" and calling card services. To date, the Company's revenues and margins have not been materially impacted by its "churn" rate. The Company's "churn" rate with respect to any given period consists of the average number of customers that ceased using the Company's services during any month of the period divided by the average monthly number of customers for the period. Customers that have ceased using the Company's services during any given month are those customers who used the Company's services during the prior month but not during any subsequent month of the applicable period.

    GROSS MARGIN. The Company's gross margin for 1997 increased to 23.2% from 21.6% for 1996. This increase was attributable to the Company's increased use of owned and leased line transmission capacity and its ability to obtain lower prices on switched transmission capacity because of increased traffic volumes and a greater availability of capacity generally.

    SG&A. SG&A increased to $37.9 million for 1997 from $16.8 million for 1996, and, as a percentage of revenues, was 46% for 1997 and 37% for 1996. The increase primarily consisted of commissions paid to resellers (principally VoiceNet) and independent agents, an increase in payroll costs related to additional management and staff in the areas of finance, sales, customer service, network management and information systems at the Company's Manhattan, New York, Brooklyn, New York and College Station, Texas facilities, as well as the London, Brussels, Hamburg and Paris offices. For 1996, a majority of the expenses consisted of expenses related to EI and commissions paid to independent sales agents.

    In connection with the termination of the Company's joint venture with EI during June 1996, EI granted the Company the right to compete with EI in the United Kingdom in exchange for forgiveness of a net receivable due to the Company of $2.0 million. The forgiveness of the receivable has been reclassified as an expense of the joint venture and was charged to bad debt expense. The Company previously had capitalized the U.K. territorial rights granted to it by EI on its consolidated balance sheet and was amortizing the rights over a 15-year life. The Company subsequently decided to write off this asset, resulting in an additional $1.9 million charge in 1996.

    The Company recorded bad debt expense of $3.9 million, or 4.7% of revenue, for 1997, compared to bad debt expense of $2.0 million, or 4.4% of revenue, for 1996. The charge in 1996 was related to EI.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $3.6 million for 1997 from $1.0 million for 1996. This increase was substantially due to the depreciation associated with upgrades in the Company's switch in New York and installation of multiplexing equipment in New York and London, as well as amortization of costs associated with the 1997 Unit Offering.

    INTEREST EXPENSE. The Company had $11.4 million of interest expense during 1997, as compared to interest expense of $0.4 million during 1996. Interest expense has increased substantially as a result of the 1997 Unit Offering, with $10.5 million of 1997 expense attributable to the 1997 Unit Offering.

    NET LOSS. The Company had a net loss of $30.1 million during 1997, compared to a net loss of $8.3 million during 1996. The increase is primarily due to costs associated with increasing the internal infrastructure, building the network, marketing, commissions paid to resellers and interest expense related to the 1997 Notes.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has incurred significant operating and net losses and made substantial capital expenditures, due in large part to the start-up and development of the Company's operations and the Destia Network. The Company will continue to incur additional losses and have substantial additional capital expenditures. The Company has utilized cash provided from financing activities to fund losses and capital expenditures. The sources of this cash have primarily been the proceeds from the sale of the 1997 Notes and the 1998 Notes and, to a lesser extent, equipment-based financing.

    As of December 31, 1998, the Company had $139.6 million of cash, cash equivalents and marketable securities, as well as $40.5 million of restricted cash and securities (which will be used to pay interest expense on the 1997 Notes through July 15, 2000). The Company believes that the net proceeds of this offering, as well as equipment loans it expects to obtain and cash on hand, will provide sufficient funds for the foreseeable future. However, the amount of the Company's future capital requirements will depend on a number of factors, including the success of its business, its gross margins, and its SG&A expenses, as well as other factors, many of which are not within its control, including competitive conditions and regulatory developments. In the event that the Company's plans or assumptions change or prove to be inaccurate, it may be required to delay or abandon some or all of its development and expansion plans or the Company may be required to seek additional sources of capital. Future sources may include public debt or equity offerings or equipment financings. There can be no assurance that additional financing arrangements will be available on acceptable terms.

    The Company's capital expenditures during 1998 were approximately $76.7 million. These investments were made principally to support the continued expansion of the Destia Network, including the purchase of telecommunications equipment and the purchase of additional transatlantic IRUs. In addition, the Company made investments related to the continued development of its back office capabilities, including management information and network management systems.

    In 1999, the Company plans to spend approximately $100 million for capital expenditures on network equipment, back-office systems, the continued build-out of its network operations center in St. Louis, Missouri, a transatlantic IRU and other fiber optic transmission capacity. Actual capital expenditures may be significantly different from the Company's current plans, in part because the Company intends to be opportunistic in acquiring transmission capacity in a dynamic market. The Company also expects to have substantial capital expenditures after 1999.

    The Company's net cash used in operating activities was $26.4 million for 1998 and was primarily attributable to a net loss of $68.9 million and an increase in accounts receivable of $22.1 million partially offset by an increase in accounts payable, accrued expenses and other current liabilities of $34.7 million and non-cash interest expense of $17.7 million. Net cash used in investing activities of $119.1 million for 1998 was attributable to the purchase of marketable securities, investments made primarily in switching and other telecommunications equipment and IRUs and the VoiceNet acquisition. Net cash provided by financing activities in 1998 of $177.6 million was primarily related to the issuance of the 1998 Notes.

    On February 12, 1998, the Company acquired VoiceNet, a major distribution channel for the Company's calling card products. The initial purchase price was $21.0 million, which was paid in cash. The sellers of VoiceNet also are entitled to receive an earn-out based upon the revenue growth of the VoiceNet business. The earn-out bonus will not have a material impact on the Company's liquidity. The acquisition was accounted for under the purchase method of accounting. Goodwill was recorded to the extent the purchase price exceeded the fair value of the net assets purchased. Approximately $1.0 million of the initial purchase price will reflect the underlying value of the assets acquired and $20.0 million will reflect goodwill. The goodwill is being amortized over 20 years.

    At the end of 1998, the Company completed two small acquisitions. In November 1998, the Company acquired a controlling interest in America First Ltd., a prepaid card distributor in the United Kingdom for approximately $5.5 million. The majority of the purchase price was recorded as goodwill and will be amortized over 20 years. In December 1998, the Company also acquired the customer list of a long distance reseller, also located in the United Kingdom. The purchase price was allocated to the customer base and will be amortized over 5 years.

    In the United Kingdom, the majority of the Company's sales are made through Telco, its majority owned subsidiary. On July 17, 1998, the Company acquired the minority interest in Telco that it did not already own in exchange for a note in the principal amount of approximately $14.0 million, payable by the Company in quarterly installments, together with interest at a rate of 8.0% per annum, over approximately three years. The entire purchase price is classified as goodwill, which will be amortized over 20 years. In connection with such acquisition, (1) Telco obtained ownership rights with respect to certain proprietary software used in Telco's business and (2) the Company converted options to acquire Telco shares held by Telco employees into grants of non-voting restricted shares of the Company's common stock.

    During 1998, the Company incurred certain other non-operating cash commitments which, as of December 31, 1998, included approximately $42.3 million in the aggregate for a 20-year IRU from Frontier to use portions of its U.S. fiber optic network and for the purchase of a transatlantic IRU. As of December 31, 1998, the Company is required to pay approximately $1.2 million per quarter as installments of principal on its equipment facility. In addition, the Company pays $20.9 million per annum as interest expense on the 1997 Notes. The Company has put funds in escrow to cover this expense through July 15, 2000. For a discussion of the Company's IRU from Frontier."

    The Company continually evaluates business opportunities, including potential acquisitions. In addition, although the Company is not currently engaged in negotiations regarding any material acquisitions, the Company may use net proceeds of the offering to fund suitable strategic acquisitions. The Company will seek to acquire or align itself with complimentary companies that
(1) offer attractive opportunities in new geographic markets (with an emphasis on continental Europe), (2) have an established customer base or (3) have innovative telecommunications services or technologies (such as data transmission and Internet services).

MARKET RISK

    The carrying value of cash and cash equivalents approximates fair value due to the short-term, highly liquid nature of the cash equivalents, which have maturities of three months or less. Interest rate fluctuations would not have a significant effect on the fair value of cash equivalents held by the Company.

    At December 31, 1998 the Company had debt in the amount of $396.8 million of which $375.7 million is fixed interest debt. The remaining $21.1 million carries adjustable interest rates equal to the 90-day commercial paper rate plus 395 basis points. A one percent change in the interest rate would change interest payments by approximately $18,000 per month.

FOREIGN CURRENCY EXPOSURE

    The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar because the Company bills in local currency, while transmission costs are largely incurred in U.S. dollars and interest expense on the 1997 Notes and 1998 Notes is in U.S. dollars. For each of 1998 and 1997, approximately 40% of the Company's revenues were billed in currencies other than the U.S. dollar, consisting primarily of British pounds and Belgian francs. The effect of these fluctuations on the Company's revenues for 1998 and 1997 was immaterial. As the Company expands its operations, a higher percentage of revenues is expected to be billed in currencies other than the U.S. dollar. The Company from time to time uses foreign exchange contracts relating to its trade accounts receivables to hedge foreign currency exposure and to control risks relating to currency fluctuations. The Company does not use derivative financial instruments for speculative purposes. At December 31, 1998 and 1997, the Company had $0 and $.3 million open foreign currency hedging positions, respectively.

EURO CONVERSION

    On January 1, 1999, several member countries of the European Union established fixed conversion rates and adopted the euro as their new common legal currency. Since that date, the euro has traded on currency exchanges, although the legacy currencies will remain legal tender in the participating countries for a transition period between January 1, 1999 and January 1, 2002. During the transition period, parties can elect to pay for goods and services and transact business using either the euro or a legacy currency. Between January 1, 2002 and July 1, 2002, the participating countries will introduce euro currency coins and withdraw all legacy currencies.

    The euro conversion may affect cross-border competition by creating cross-border price transparency. The Company is assessing its pricing and marketing strategy in order to insure that it remains competitive in a broader European market. In addition, the Company is reviewing whether certain existing contracts will need to be modified. The Company's currency risks and risk management for operations in participating countries may be reduced as the legacy currencies now trade at a fixed exchange rate against the euro. The Company will continue to evaluate issues involving introduction of the euro. However, based

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on current information and assessments, the Company does not expect that the euro conversion will have a material adverse effect on its results of operations or financial condition.

NEW ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use software, dividing the development into three stages: (1) the preliminary project stage, during which conceptual formulation and evaluation of alternatives takes place, (2) the application development stage, during which design, coding, installation and testing takes place and (3) the operations stage during which training and maintenance takes place. Cost incurred during the application development stage are capitalized, all other costs are expensed as incurred. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company is currently evaluating the impact of adopting SOP 98-1.

    In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organization costs, as those costs are incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company has reviewed the provisions of SOP 98-5 and does not believe adoption of this standard will have a material effect on its results of operations.

YEAR 2000 COMPLIANCE

    The Company is engaged in an ongoing process of assessing its exposure to the Year 2000 issue--the potential problems arising from computer systems that were designed to use two digits, rather than four, to specify the year. The Company has formed a project team (consisting of representatives from its information technology, finance, business development, product development, sales, marketing and legal departments) to address internal and external Year 2000 issues. By December 31, 1998, the Company had completed its internal review of its financial and other computer systems (which include switching, billing and other platforms) to assess Year 2000 issues. Based on this review, the Company believes that the amount of work and expense required to address Year 2000 issues relating to its internal systems will not be material. The Company is upgrading certain of its Northern Telecom switches to make them and their related software Year 2000 compliant. The Company expects this upgrade to be completed by June 30, 1999 at a cost of approximately $1.3 million. In addition, the Company may be required to modify some of its other existing software. The Company estimates that it will have updated all of its significant internal systems to make them Year 2000 compliant and will be able to begin testing by June 30, 1999.

    In addition to assessing its own systems, the Company plans to retain a consulting firm by the end of the first quarter of 1999 to assist it in conducting an external review of its significant customers, suppliers and other third parties with which it does business, including significant equipment and system providers and telecommunications service providers, to determine their vulnerability to Year 2000 problems and any potential impact on the Company. In particular, the Company may experience problems to the extent that other telecommunications carriers are not Year 2000 compliant. The Company anticipates that this external review and related third party review will be substantially completed by September 30, 1999. The Company's ability to determine the status of these third parties ability to address issues relating to the Year 2000 issues is limited and there is no assurance that these third parties will achieve full Year 2000 compliance before the end of 1999.

    The Company believes that its reasonably possible worst case Year 2000 scenario is disruption of its ability to route traffic over portions of its own network or an inability to terminate calls to certain destinations, which would require the Company to utilize other transmission capacity at greater cost. To the extent that a limited number of carriers experience disruption in service due to the Year 2000 issue, the

Company's contingency plan is to obtain service from alternate carriers. However, there is no assurance that alternate carriers will be available or, if available, that the Company can purchase transmission capacity at a reasonable cost. In addition, in many continental European countries there are no alternative carriers to use. Significant Year 2000 failures in the systems of the Company, alternate carriers and other third parties (or third parties on whom they depend) would have a material adverse effect on the Company's business and the price of its common stock.

    The Company estimates the total cost for resolving its Year 2000 issues to be approximately $2.0 million, of which approximately $.1 million has been spent through January, 1999, with the majority of expenditures expected to be incurred in the first quarter of 1999 in connection with upgrades of its Northern Telecom switches. This estimate includes the accelerated cost of replacing systems that are not Year 2000 compliant. Actual costs may, however, differ materially.



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                                     SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             DESTIA COMMUNICATIONS, INC.

                                             By: /s/ RICHARD L. SHORTEN, JR.
                                                 ---------------------------

                                             Name:     Richard L. Shorten, Jr.
                                             Title:    Senior Vice President
                                                        and General Counsel

Dated:  February 18, 1999

                                    EXHIBIT INDEX

23.1  Consent of Arthur Andersen LLP

99.1 Consolidated Financial Statements of the Company as of December 31, 1997 and 1998 and for the three years ended December 31, 1998 and the related footnotes thereto

99.2 Financial Statement Schedule, Schedule II, Schedule of Valuation and Qualifying Accounts.